As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-188303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

COLONY AMERICAN HOMES, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

c/o Colony Capital, LLC 2450 Broadway, 6th Floor, Santa Monica, California 90404

(310) 282-8820

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald M. Sanders

660 Madison Avenue, Suite 1600

New York, NY 10065

(212) 230-3300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Julian Kleindorfer, Esq.
Andrew S. Epstein, Esq.	Latham & Watkins LLP
Clifford Chance US LLP	355 South Grand Ave
31 West 52nd Street	Los Angeles, CA 90071
New York, NY 10019	Phone: (213) 485-1234
Phone: (212) 878-8000	Facsimile: (213) 891-8763
Facsimile: (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 4 to the registration statement is solely to file exhibits to the registration statement as set forth below in Item 36(b) of Part II.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$49,104
FINRA filing fee	54,500
NYSE listing fee	250,000
Printing and engraving expenses	500,000
Legal fees and expenses (including Blue Sky fees)	2,000,000
Accounting fees and expenses	220,850
Transfer agent and registrar fees and expenses	50,000
Miscellaneous	4,046

Total:	$3,128,500

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On July 31, 2012, CSFR Parent REIT, Inc. purchased 25,075,000 shares of our Class A common stock, par value $0.01 per share, in exchange for 25,075,000 Series A OP units of the operating partnership, equal to an aggregate purchase price of $250,750,000 in a private offering. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. On August 15, 2012, CSFR Parent REIT, Inc. purchased 1,000,000 shares of our common stock, par value $0.01 per share, in exchange for 1,000,000 Series A OP units of the operating partnership, equal to an aggregate purchase price of $10,000,000 in a private offering. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. In acquiring our shares, CSFR Parent REIT, Inc. represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

On November 8, 2012, December 13, 2012, December 31, 2012, January 4, 2013, January 16, 2013, February 4, 2013 and March 4, 2013, CSFR Parent REIT II, Inc. purchased an aggregate of 123,068,500 shares of our Class B common stock, for an aggregate purchase price of approximately $1.2 billion, in a series of private offerings. Since these transactions were not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. In acquiring our shares, CSFR Parent REIT II, Inc. represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

On January 3, 2013, we sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), for $1,000 per share to a select group of investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder because the issuances did not involve any public offering and were offered and sold only to accredited investors other than by means of any general solicitation or advertising. The Series A Preferred Shares were sold through H&L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $23,400 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of approximately $6,250 for us.

Immediately prior to the completion of this offering, holders of ownership interests in CSFR Parent REIT, Inc. and CSFR Parent REIT II, Inc. will exchange their ownership interests as follows:

•

Pursuant to separate merger agreements, CSFR Parent I and CSFR Parent II will merge with and into us. In connection with such mergers, holders of outstanding shares of capital stock in these REITs will exchange their outstanding shares for 144,766,227 shares of our common stock, having an aggregate value of approximately $1,773 million (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) and a book value attributable to them of approximately $1,411 million as of March 31, 2013, as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering.

The common stock described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon completion of this offering and the recapitalization transactions, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

a.	Financial Statements. See page F-1 for an index to the financial statements included in registration statement.

b.	Exhibits. The following exhibits are filed as part of, this registration statement on Form S-11:

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement

3.1**	Articles of Amendment and Restatement of Colony American Homes, Inc.

3.2**	Form of Second Amended and Restated Charter of Colony American Homes, Inc.

3.3**	Bylaws of Colony American Homes, Inc.

4.1**	Specimen Common Stock Certificate of Colony American Homes, Inc.

5.1**	Opinion of Clifford Chance US LLP regarding the validity of the securities being registered

8.1	Opinion of Clifford Chance US LLP regarding certain tax matters

10.1	Form of Amended and Restated Agreement of Limited Partnership of CAH Operating Partnership, L.P.

10.2	Form of Amended and Restated Management Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.3**	Form of Amended and Restated Investment Allocation Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.4**	Form of License Agreement

10.5	Form of Colony American Homes, Inc. 2013 Equity Incentive Plan

10.6	Form of Restricted Stock Award Agreement

10.7	Form of Non-Qualified Option Agreement

10.8**	Form of Registration Rights Agreement by Colony American Homes, Inc.

10.9**	Form of Indemnification Agreement with officers and directors

10.10**	Form of Agreement and Plan of Merger among Colony American Homes, Inc., CSFR Parent REIT, Inc., Colony American Homes Holdings I, L.P. and Colony American Homes Holdings II Offshore, L.P.

10.11**	Form of Agreement and Plan of Merger among Colony American Homes, Inc., CSFR Parent REIT II, Inc., Colony American Homes Holdings III, L.P. and Colony American Homes Holdings IV Offshore, L.P.

10.12	Amended and Restated Limited Liability Company Agreement of CAH Vineyard, LLC

10.13	Form of Internalization Proposal Agreement between CAH Manager, LLC and Colony American Homes, Inc.

21.1**	List of Subsidiaries of Colony American Homes, Inc.

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.3	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.4**	Consent of Director Nominee

23.5**	Consent of Independent Director Nominees

23.6**	Consent of John Burns Real Estate Consulting, LLC

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed by Colony American Homes, Inc. on May 2, 2013)

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Los Angeles, State of California, on June 3, 2013.

By:	/s/ Thomas J. Barrack, Jr.
Thomas J. Barrack, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Barrack, Jr. Thomas J. Barrack, Jr.	Chief Executive Officer and Director (principal executive officer)	June 3, 2013

/s/ Richard B. Saltzman Richard B. Saltzman	President and Director	June 3, 2013

/s/ Arik Prawer Arik Prawer	Chief Financial Officer (principal financial and accounting officer)	June 3, 2013

EXHIBIT LIST

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement

3.1**	Articles of Amendment and Restatement of Colony American Homes, Inc.

3.2**	Form of Second Amended and Restated Charter of Colony American Homes, Inc.

3.3**	Bylaws of Colony American Homes, Inc.

4.1**	Specimen Common Stock Certificate of Colony American Homes, Inc.

5.1**	Opinion of Clifford Chance US LLP regarding the validity of the securities being registered

8.1	Opinion of Clifford Chance US LLP regarding certain tax matters

10.1	Form of Amended and Restated Agreement of Limited Partnership of CAH Operating Partnership, L.P.

10.2	Form of Amended and Restated Management Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.3**	Form of Investment Allocation Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.4**	Form of License Agreement

10.5	Form of Colony American Homes, Inc. 2013 Equity Incentive Plan

10.6	Form of Restricted Stock Award Agreement

10.7	Form of Non-Qualified Option Agreement

10.8**	Form of Registration Rights Agreement by Colony American Homes, Inc.

10.9**	Form of Indemnification Agreement with officers and directors

10.10**	Form of Agreement and Plan of Merger among Colony American Homes, Inc., CSFR Parent REIT, Inc., Colony American Homes Holdings I, L.P. and Colony American Homes Holdings II Offshore, L.P.

10.11**	Form of Agreement and Plan of Merger among Colony American Homes, Inc., CSFR Parent REIT II, Inc., Colony American Homes Holdings III, L.P. and Colony American Homes Holdings IV Offshore, L.P.

10.12	Amended and Restated Limited Liability Company Agreement of CAH Vineyard, LLC

10.13	Form of Internalization Proposal Agreement between CAH Manager, LLC and Colony American Homes, Inc.

21.1**	List of Subsidiaries of Colony American Homes, Inc.

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.3	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.4**	Consent of Director Nominee

23.5**	Consent of Independent Director Nominees

23.6**	Consent of John Burns Real Estate Consulting, LLC

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed by Colony American Homes, Inc. on May 2, 2013)

*	To be filed by amendment.
**	Previously filed.